UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Anadarko Petroleum Corporation

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April 29, 2014

Re:	Annual Meeting of Stockholders of Anadarko Petroleum Corporation (Anadarko) – May 13, 2014 Supplemental Information Related to Item 3 – Advisory Vote to Approve the Company’s Named Executive Officer Compensation

TO OUR STOCKHOLDERS:

We are writing to ask for your support at our 2014 Annual Meeting of Stockholders (Annual Meeting) and to advise you of a significant development that occurred after filing our definitive Proxy Statement with the Securities and Exchange Commission (SEC) on March 21, 2014 (2014 Proxy Statement).

As stated in our 2014 Proxy Statement, we believe that Anadarko’s relative total stockholder return for 2013 did not reflect the company’s exceptional operational and financial performance largely due to uncertainty relating to the Tronox Adversary Proceeding. On April 3, 2014, Anadarko, Kerr-McGee Corporation, and certain of its subsidiaries entered into a settlement agreement to resolve all claims asserted in the Tronox Adversary Proceeding for $5.15 billion. For more information about the settlement, see Anadarko’s press release dated April 3, 2014.

As illustrated below, we believe the market response to the announcement of the settlement supports our position stated in our 2014 Proxy Statement.

As you may have noted, ISS issued a voting recommendation inconsistent with Anadarko’s Board of Directors’ recommendation relating to Item 3 in the 2014 Proxy Statement – Advisory Vote to Approve the Company’s Named Executive Officer Compensation. Although advised of the settlement of the Adversary Proceeding prior to release of their voting recommendation, ISS did not take this material development into account when determining their voting recommendation.

We urge you to read the 2014 Proxy Statement for information regarding the reasons Anadarko’s Board of Directors is recommending a vote “FOR” Item 3 – Advisory Vote to Approve the Company’s Named Executive Officer Compensation. The Proxy Statement and Annual Report for 2013 are available at https://materials.proxyvote.com/032511.

Very truly yours,

PETER J. FLUOR

Chairman of the Compensation

and Benefits Committee